Exhibit 99.2

3PD HOLDING, INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS As of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 And Report of Independent Auditor

3PD HOLDING, INC. AND SUBSIDIARIES

Report of Independent Auditor

To the Board of Directors

3PD Holding, Inc.

Marietta, Georgia

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of 3PD Holding, Inc. and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related statements of comprehensive loss, changes in stockholders’ equity and cash flows for each of the three years ended December 31, 2012, 2011, and 2010, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 3PD Holding, Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years ended December 31, 2012, 2011, and 2010 in conformity with accounting principles generally accepted in the United States of America.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

August 2, 2013

3PD HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2012 AND 2011

	2012	2011
ASSETS
Current Assets
Cash and cash equivalents	$4,918,245	$5,914,344
Restricted cash	2,512,091	3,313,908
Accounts receivable, net of allowance for doubtful accounts of $14,271 and $14,928 in 2012 and 2011, respectively	25,957,242	22,269,833
Prepaid expenses and other current assets	4,551,094	2,657,067
Deferred income taxes	—	78,496

Total Current Assets	37,938,672	34,233,648

Property and equipment, net	9,195,339	7,042,837

Other Assets
Other intangibles, net	101,785,432	112,754,663
Goodwill	109,696,658	116,339,195
Deferred financing costs, net	5,793,367	7,533,464
Other assets	500,401	752,167

Total Other Assets	217,775,858	237,379,489

Total Assets	$264,909,869	$278,655,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$9,660,000	$7,861,593
Accounts payable	12,400,293	10,794,682
Accrued expenses	6,243,813	7,079,577
Other current liabilities	192,413	266,322
Deferred income taxes	178,869	—

Total Current Liabilities	28,675,388	26,002,174
Deferred income taxes	25,027,710	35,054,240
Long-term debt, net of current portion	150,432,829	154,065,556
Other liabilities	3,464,283	3,719,696

Total Liabilities	207,600,210	218,841,666

Stockholders’ Equity
Common stock ($0.01 par value; 6,500,000 shares authorized; 5,171,830 shares in 2012 and 2011 issued and outstanding)	51,718	51,718
Additional paid-in capital	102,212,708	101,909,057
Accumulated other comprehensive loss	(115,279)	(125,309)
Accumulated deficit	(44,839,488)	(42,021,158)

Total Stockholders’ Equity	57,309,659	59,814,308

Total Liabilities and Stockholders’ Equity	$264,909,869	$278,655,974

The accompanying notes are an integral part of these consolidated financial statements.

3PD HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011, AND 2010

	2012	2011	2010
Net Revenue	$306,064,468	$262,179,690	$236,609,216
Cost of Revenue	211,760,155	178,762,614	154,934,280

Gross Profit	94,304,313	83,417,076	81,674,936
Operating Expenses	80,340,008	77,423,345	76,011,557

Income from Operations	13,964,305	5,993,731	5,663,379
Other Expenses:
Interest expense	19,809,341	17,545,387	16,189,409

Net Loss Before Income Taxes	(5,845,036)	(11,551,656)	(10,526,030)

Benefit from (Provision for) Income Taxes:
Current	(303,552)	(798,328)	(760,945)
Deferred	3,330,258	3,599,409	4,071,600

	3,026,706	2,801,081	3,310,655

Net Loss	(2,818,330)	(8,750,575)	(7,215,375)

Other Comprehensive Income (Loss):
Foreign currency translation adjustment, net of tax	(120,440)	10,277	77,813
Unrealized gain (loss) on interest rate swap, net of tax	130,470	(243,188)	—

	10,030	(232,911)	77,813

Comprehensive Loss	$(2,808,300)	$(8,983,486)	$(7,137,562)

The accompanying notes are an integral part of these consolidated financial statements.

3PD HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011, AND 2010

	Common Stock		Additional	Accumulated Other		Total
	Number of Shares	Amount	Paid-in Capital	Comprehensive Income (Loss)	Accumulated Deficit	Stockholders’ Equity
Balance, January 1, 2010	5,171,830	$51,718	$101,464,322	$29,789	$(26,055,208)	$75,490,621
Stock-based compensation	—	—	365,384	—	—	365,384
Foreign currency translation adjustment, net of tax of $47,691	—	—	—	77,813	—	77,813
Net loss	—	—	—	—	(7,215,375)	(7,215,375)

Balance, December 31, 2010	5,171,830	$51,718	101,829,706	107,602	(33,270,583)	68,718,443
Stock-based compensation	—	—	79,351	—	—	79,351
Foreign currency translation adjustment, net of tax of $(6,095)	—	—	—	10,277	—	10,277
Unrealized loss on interest rate swap, net of tax of $144,260	—	—	—	(243,188)	—	(243,188)
Net loss	—	—	—	—	(8,750,575)	(8,750,575)

Balance, December 31, 2011	5,171,830	51,718	101,909,057	(125,309)	(42,021,158)	59,814,308
Stock-based compensation	—	—	303,651	—	—	303,651
Foreign currency translation adjustment, net of tax of $81,930	—	—	—	(120,440)	—	(120,440)
Unrealized gain on interest rate swap, net of tax of $(77,459)	—	—	—	130,470	—	130,470
Net loss	—	—	—	—	(2,818,330)	(2,818,330)

Balance, December 31, 2012	5,171,830	$51,718	$102,212,708	$(115,279)	$(44,839,488)	$57,309,659

The accompanying notes are an integral part of these consolidated financial statements.

3PD HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011, AND 2010

	2012	2011	2010
Cash flows from operating activities:
Net loss	$(2,818,330)	$(8,750,575)	$(7,215,375)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	15,888,131	14,496,357	12,461,190
Provision for doubtful accounts	—	175,611	—
Stock-based compensation	303,651	79,351	365,384
Interest paid in kind	6,027,273	4,869,304	—
Loss (Gain) on sale of property and equipment	(32,756)	1,874	90,127
Deferred income taxes	(3,126,628)	(3,737,574)	(4,023,909)
Changes in operating assets and liabilities (net of effects of acquisition):
Accounts receivable	(3,687,409)	(4,102,902)	(1,357,749)
Prepaid expenses and other assets	(1,699,260)	(158,689)	1,472,646
Accounts payable and accrued expenses	769,847	(743,319)	5,562,643
Other liabilities	(198,852)	(425,614)	362,662

Net cash provided by operating activities	11,425,667	1,703,824	7,717,619

Cash flows from investing activities:
Acquisition of Home Delivery Group, LLC, net of cash acquired	—	(16,000,000)	—
Proceeds from sale of property and equipment	146,528	103,001	60,354
Purchases of property and equipment	(5,388,078)	(4,327,944)	(3,179,076)
Restricted cash	801,817	130,783	(137,861)

Net cash used in investing activities	(4,439,733)	(20,094,160)	(3,256,583)

Cash flows from financing activities:
Proceeds from long-term debt, net of financing costs	—	133,386,873	—
Repayments of long-term debt	(7,861,593)	(117,187,000)	(3,700,360)

Net cash provided by (used in) financing activities	(7,861,593)	16,199,873	(3,700,360)

Effect of exchange rate changes on cash	(120,440)	10,277	77,813

Net change in cash and cash equivalents	(996,099)	(2,180,186)	838,489
Cash and Cash Equivalents at Beginning of Year	5,914,344	8,094,530	7,256,041

Cash and Cash Equivalents at End of Year	$4,918,245	$5,914,344	$8,094,530

Supplemental disclosures of cash flow information:
During 2012, the Company recorded a purchase price adjustment of $6,642,537 to deferred income taxes related to the acquisition of Home Delivery Group, LLC.

Cash paid during the year for:
Income taxes	$13,692	$618,833	$876,254

Interest	$13,470,195	$12,537,723	$16,189,409

The accompanying notes are an integral part of these consolidated financial statements.

3PD HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

Note 1—Nature of business

3PD Holding, Inc. (3PD Holding), formerly known as 3PD, Inc. and Last Mile Holding Company, Inc., a Delaware corporation, was formed on October 4, 2006. On November 30, 2006, 3PD Holding entered into an agreement with an investor for the acquisition and merger of 3P Delivery, Inc. (3P Delivery) and General Transportation Services, Inc. (GTS). On June 12, 2007, 3PD Holding entered into an agreement to acquire all of the issued and outstanding shares of capital stock of CRT Corporation (CRT) and Affinity Holdings, Inc. (Affinity Holdings). Effective January 1, 2008, 3P Delivery, GTS, and CRT merged; CRT being the surviving entity and a subsidiary of 3PD Holding, Inc. The names of CRT and Affinity Holdings were changed to 3PD, Inc. and 3PDIC, Inc., respectively.

Effective July 6, 2009, 3PD, Inc. acquired 100% of the outstanding shares of Penchant Software, Inc. (Penchant). Penchant’s primary software product, dispatchOffice, and other services are utilized by 3PD.

Effective November 9, 2011, 3PD, Inc. acquired the net assets of The Home Delivery Group LLC (HDG), a Nevada limited liability company that provided last mile delivery services across the United States.

3PD Holding and its wholly owned subsidiaries (collectively the “Company”) provide last mile delivery and logistics services across the United States and Canada.

3PD Holding’s fiscal year begins on January 1st and ends on December 31st. Its wholly owned subsidiaries follow a 52-53 week fiscal year that ends on the Sunday closest to December 31. The fiscal years of the wholly owned subsidiaries in 2012, 2011, and 2010 ended on December 30, 2012, January 1, 2012, and January 2, 2011, respectively.

Note 2—Summary of significant accounting policies

Principles of Consolidation—The accompanying consolidated financial statements present the financial position and results of operations of 3PD Holding and its wholly owned subsidiaries, 3PD, Inc.; 3PDIC, Inc. and 3PD Canada. The consolidated financial statements also include SD Logistics, LLC (SD), a Delaware limited liability company that provides freight shipping services across the United States. SD is owned by certain individual stockholders of 3PD Holding.

Although 3PD Holding has no ownership interest in SD, it is considered the primary beneficiary of SD through its wholly-owned subsidiary, 3PD, Inc. Prior to the transfer of SD’s interests to certain individual stockholders of 3PD Holding, SD was a division of GTS. Because 3PD, Inc. effectively carries all of the risks and rewards of ownership of SD, it is considered the primary beneficiary. Therefore, 3PD Holding consolidates the results of SD’s operations. Significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates—The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition—Revenues are recognized at the time (1) the services are performed, (2) evidence of an arrangement exists, (3) the fee is fixed or determinable and (4) collection is probable. Certain locations have a guaranteed fee regardless of the amount of services provided, and the related revenue is recognized in the period to which it applies.

3PD HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

Note 2—Summary of significant accounting policies (continued)

Cash and Cash Equivalents—The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

Restricted Cash—Restricted cash represents cash held as security under insurance contracts.

Accounts Receivable—Accounts receivable consist of trade accounts receivable due from customers. Accounts receivable are stated at cost, less an allowance for doubtful accounts. The allowance is based on collection experience, management’s analysis of specific accounts receivable, current economic conditions, delinquency experience, and other risks inherent in the accounts receivable portfolio. Accounts receivable are written off against the allowance account when the Company has exhausted all reasonable collection efforts.

Concentrations of Credit Risk—The Company places its cash and cash equivalents on deposit with financial institutions in the United States. The Federal Deposit Insurance Corporation (FDIC) covers $250,000 for substantially all depository accounts and temporarily provides unlimited coverage for certain qualifying and participating non-interest bearing transaction accounts through December 31, 2012; however, effective January 1, 2013, the FDIC discontinued the additional unlimited coverage. From time to time during the year, the Company had amounts on deposit in excess of the insured limits. As of December 31, 2012, the Company had approximately $4.7 million in cash and cash equivalents which exceed these insured amounts.

The Company had four major customers which accounted for approximately $213.5 million, $182.2 million, and $171.9 million or 69.8%, 69.5%, and 72.7% of the Company’s consolidated net revenues for the years ended December 31, 2012, 2011, and 2010, respectively. These customers accounted for approximately 58%, 51%, and 55% of the consolidated accounts receivable as of December 31, 2012, 2011, 2010, respectively.

Property and Equipment—Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets. Useful lives range from 3 to 10 years. Leasehold improvements are amortized over the shorter of the remaining lease term or the useful life of the asset. Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Expenditures for maintenance and repairs are charged to expense as incurred. When an asset is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the account and any gain or loss is included in the results of operations.

Capitalized Software Development Costs—Cost in the preliminary project stage of developing or acquiring internal use software is expensed as incurred. Once the preliminary assessment is complete and it is probable that the project will be completed, will result in new software or added functionality of existing software, and will be used for the function intended, subsequent software development costs are capitalized. The capitalized costs are amortized on a straight-line basis over the estimated useful life of the software of 3 years.

Capitalized software development costs totaled approximately $2,926,000 and $1,525,000 at December 31, 2012 and 2011, respectively.

3PD HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

Note 2—Summary of significant accounting policies (continued)

Accounting for Business Combinations—The Company allocates the purchase price of acquired companies to the assets acquired and liabilities assumed based on their estimated fair values. Such valuations require management to make significant estimates and assumptions. Management makes estimates of fair value based upon historical experience, as well as information obtained from the management of the acquired companies. These estimates are inherently uncertain. Unanticipated events and circumstances may occur which may affect the accuracy or validity of such assumptions, estimates or actual results. In certain business combinations that have been treated as stock purchases for income tax purposes, the Company has recorded deferred taxes relating to differences between the book and tax bases of acquired assets and liabilities. These business combinations resulted in deferred tax liabilities as the book values were reflected at fair values whereas the tax basis was carried over from the acquired company. Such deferred taxes were initially estimated based on preliminary information and are subject to change as valuations and tax returns are finalized.

Goodwill and Other Intangible Assets—Goodwill and intangible assets that have indefinite useful lives are not amortized but rather are tested at least annually for impairment. For 2012, 2011, and 2010, no impairment of goodwill was identified during the annual impairment testing. Intangible assets that have finite useful lives are amortized over their estimated useful lives. Intangible assets with finite useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Intangible assets subject to amortization consist of acquired customer relationships, non-compete agreements and developed technology. Acquired customer relationships and developed technology are amortized by the straight-line method over the estimated useful lives and non-compete agreements are amortized by the straight-line method over the term of the related agreements. The Company evaluates the estimated useful lives each reporting period when events or changes in circumstances indicate a potential change.

Deferred Financing Costs—Deferred financing costs are amortized over the terms of the related loans using the straight-line method which approximates the effective interest method.

Amortization expense was approximately $1,800,000, $1,750,000, and $613,000 for the years ended December 31, 2012, 2011, and 2010, respectively.

Fair Value of Financial Instruments—Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. In determining fair value, the accounting standards establish a three level hierarchy for inputs used in measuring fair value as follows: Level 1 inputs are quoted prices in active markets for identical assets or liabilities; Level 2 inputs are observable for the asset or liability, either directly or indirectly, including quoted prices in active markets for similar assets or liabilities; and Level 3 inputs are unobservable and reflect our own assumptions.

The interest rate swap as of December 31, 2012 and 2011 was measured using widely accepted valuation techniques including a discounted cash flow analysis on the expected cash flows. This analysis reflects the contractual terms of the derivative, including the period to maturity, and uses observable market-based inputs including interest rates curves. The fair value of the interest rate swap was determined using the market standard methodology and accordingly is classified in Level 2 of the fair value hierarchy.

3PD HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

Note 2—Summary of significant accounting policies (continued)

Stock-Based Compensation—The Company accounts for stock-based compensation for all share-based payment awards in accordance with the methodology defined in ASC 718, Compensation—Stock Compensation. The compensation costs related to all new grants and any unvested portion of prior grants have been measured based on the grant-date fair value of the award. Consistent with the authoritative guidance, awards are considered granted when all required approvals are obtained and when the participants have reached a mutual understanding of the key terms of the performance conditions. Additionally, compensation costs for share-based awards with performance conditions are based on the probability of the achievement of such performance conditions.

Income Taxes—The Company uses the asset and liability method related to accounting for income taxes. Deferred tax assets and liabilities (tax benefits and liabilities expected to be realized in the future) are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and net operating loss and tax credit carry forwards.

The carrying value of the Company’s deferred tax assets assumes that it will be able to generate, based on certain estimates and assumptions, sufficient future taxable income in certain tax jurisdictions to utilize these deferred tax benefits. If these estimates and related assumptions change in the future, it may be required to establish a valuation allowance against the carrying value of the deferred tax assets, which would result in additional income tax expense. On a periodic basis the Company assesses the need for adjustment of the valuation allowance. Based on the forecasted and prior years’ taxable income, no valuation allowance has been established at December 31, 2012 and 2011 because the Company believes that it is more likely than not that the future benefit associated with the deferred tax assets will be realized.

The Company recognizes and measures benefits for uncertain tax positions, which requires significant judgment from management. The Company first determines whether it is “more likely than not” that it would be able to sustain its position if it were analyzed with full knowledge of all the relevant facts and other information. For those tax positions that meet this threshold, the Company measures the amount of tax benefit based on the largest amount of tax benefit that the Company has a greater than 50% chance of realizing in a final settlement with the relevant authority.

Those tax positions failing to qualify for initial recognition are recognized in the first period in which they meet the more likely than not standard, or are resolved through negotiation or litigation with the taxing authority, or upon expiration of the statute of limitations. The Company’s policy is to recognize interest and penalties related to uncertain tax positions as a component of income tax expense in its consolidated statements of comprehensive loss.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With the exception of net operating loss carry forwards, the Company is no longer subject to U.S. federal or state tax examinations by tax authorities for years before 2009 due to the expiration of the statute of limitations.

3PD HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

Note 2—Summary of significant accounting policies (continued)

Interest Rate Swap—The Company uses a financial based derivative contract to manage exposure to interest rate risks. GAAP requires companies to recognize all derivative instruments as either assets or liabilities on the consolidated balance sheet at fair value. As such, the derivative instrument of the Company is recorded on the consolidated balance sheet at fair value in non-current liabilities. The recognition and classification of gains and losses that result from changes in the fair value of a derivative depends on the purpose for issuing and holding the derivative. For a derivative instrument designated as a cash-flow hedge, the effective portion of the gains and losses of the derivative is recorded in the consolidated balance sheet in accumulated other comprehensive income(loss) until the hedge transaction is recognized in earnings. The ineffective portion of the gain or loss of the derivative is recognized immediately in earnings. Gains or losses from changes in the fair value of derivatives that are not accounted for as hedges are recognized immediately in earnings.

See Note 8 for further information on the Company’s interest rate swap.

Advertising Costs—Advertising costs are expensed as incurred. Advertising expense amounts are approximately $919,000, $832,000, and $599,000 for the years ended December 31, 2012, 2011, and 2010, respectively.

Foreign Currency Translation—The functional currency of 3PD Canada is the applicable local currency. Accounts of 3PD Canada are translated into U.S. dollars using year-end exchange rates for assets and liabilities and average exchange rates for revenue and expense accounts. Adjustments resulting from translation are included in accumulated other comprehensive loss, a separate component of stockholders’ equity.

New Accounting Pronouncements—In June 2011, the Financial Accounting Standards Board (FASB) issued guidance that eliminates the current option to report other comprehensive income and its components in the statement of equity. Companies can elect to present items of net income and other comprehensive income in one continuous statement or in two separate but consecutive statements. There are no changes to the accounting for items within comprehensive income. The new presentation requirements are effective for annual and interim reporting periods beginning after December 15, 2011, with early adoption permitted. The adoption of the guidance impacts presentation only and did not affect the Company’s financial condition.

In September 2011, the FASB issued an update to an accounting standard that permits an entity to make a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying value before applying the two-step goodwill impairment model that is currently required. If it is determined through the qualitative assessment that a reporting unit’s fair value is, more likely than not, greater than its carrying value, the remaining impairment steps would be unnecessary. The qualitative assessment is optional, allowing companies to proceed directly to the quantitative assessment. This update is effective for annual and interim goodwill impairment tests performed in fiscal years beginning after December 15, 2011. The Company adopted this guidance beginning with the year ended December 31, 2012.

3PD HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

Note 3—Property and equipment

Property and equipment at December 31, 2012 and 2011 consist of:

	2012	2011
Equipment	$7,716,970	$7,413,278
Vehicles	3,216,989	3,072,124
Leasehold improvements	1,970,367	1,788,698
Furniture and fixtures	669,165	597,441
Software	6,842,789	3,153,136

	20,416,280	16,024,677
Less accumulated depreciation and amortization	(11,220,941)	(8,981,840)

	$9,195,339	$7,042,837

Depreciation expense was approximately $3,122,000, $2,732,000 and $1,995,000 for the years ended December 31, 2012, 2011, and 2010, respectively.

Note 4—Acquisition

In November 2011, 3PD, Inc. acquired the net assets of HDG. The total purchase price has been allocated to tangible and intangible assets acquired and liabilities assumed based on the fair market values at the acquisition date. HDG’s operating results have been included in the Company’s consolidated financial results of operations since the acquisition date.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

Assets:
Accounts receivable	$1,075,234
Other assets	61,787
Property and equipment	80,166
Customer lists	17,831,000
Goodwill (final)	423,732

Total assets acquired	$19,471,919

Liabilities:
Bank overdraft	$(255,884)
Accounts payable	(501,652)
Deferred tax liability	(26,447)
Accrued expenses	(323,822)

Net assets acquired	$18,364,114

The Company recorded an intangible asset for the customer list in the amount of $17,831,000 that will be amortized over 15 years on a straight-line basis.

3PD HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

Note 4—Acquisition (continued)

The following table presents a summary of the purchase price consideration for HDG:

Cash paid	$16,000,000
Deferred payments	3,079,947
Estimated contingent consideration	(589,495)
Resolved contingent consideration	(126,338)

$18,364,114

Pursuant to the acquisition agreement, $3.0 million of the cash consideration was placed in escrow until May 2014 to compensate the Company for potential losses arising from, among other things, legal claims and litigation, breaches of representations, warranties, covenants and other financial metrics as defined in the agreement. Contingent consideration has been recognized as a reduction in purchase price for a financial metric that was resolved in March 2012 and for an estimated resolution for a separate financial metric that was measured for the twelve months ending November 2012. The estimated contingent consideration was resolved in November 2012 and resulted in a $2,426,281 reduction of the escrow accounts that was paid in February 2013. The $2,426,281 receivable from the escrow is included in prepaid expenses and other current assets in the accompanying consolidated balance sheets. The gain on contingent consideration totaled $1,836,786 and is included as a reduction of operating expenses on the accompanying 2012 consolidated statements of comprehensive loss.

The deferred payment is the estimated fair value of a $2,000,000 deferred payment to be paid based on the earliest of a change in control as defined in the agreement or 2021 and an additional deferred payment of $2,000,000 to be paid on the latest of a change in control as defined in the agreement or May 2014. The additional deferred payment is also subject to the escrow provisions if the potential losses exceed the escrow balance. The deferred payments are included in other liabilities in the accompanying consolidated balance sheets at the estimated fair value at December 31, 2012 of $3,284,762. The estimated value is based on management’s estimate of the payout date discounted at 5.79%.

Note 5—Goodwill and intangible assets

Changes in the carrying amount of goodwill for the years ended December 31, 2012 and 2011 are as follows:

	2012	2011
Beginning balance	$116,339,195	$109,272,926
Acquisition of HDG	—	7,066,269
Purchase price adjustment of HDG	(6,642,537)	—

Ending balance	$109,696,658	$116,339,195

The purchase price adjustment in 2012 for HDG was due to new information that presented itself which allowed for the same book and tax treatment of intangibles. The noncurrent deferred tax liability was adjusted for the same amount. There was no impact on the consolidated statements of comprehensive loss.

3PD HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

Note 5—Goodwill and intangible assets (continued)

A summary of intangible assets at December 31, 2012 and 2011 is as follows:

	2012	2011
Amortized intangible assets
Customer relationships	$171,891,000	$171,891,000
Non-compete agreements	290,000	290,000
Developed technology	1,898,430	1,898,430

	174,079,430	174,079,430
Less: Accumulated amortization	(60,715,331)	(49,746,100)
Less: Accumulated impairment charges	(11,578,667)	(11,578,667)

	$101,785,432	$112,754,663

The estimated useful lives of these intangible assets range from 4 to 15 years, based upon historical experience, customer attrition rates, and the contractual term of underlying agreements.

Amortization expense was approximately $10,970,000, $10,000,000, and $9,800,000 for the years ended December 31, 2012, 2011, and 2010, respectively. Estimated annual amortization expense for the next five years is as follows:

2013	$10,969,230
2014	10,779,191
2015	10,589,544
2016	10,589,544
2017	10,589,544
Thereafter	48,268,379

$101,785,432

Note 6—Accrued expenses

A summary of accrued expenses at December 31, 2012 and 2011 is as follows:

	2012	2011
Accrued legal settlements	$—	$424,602
Accrued insurance claims payable	918,925	1,940,003
Accrued compensation and benefits	1,075,619	1,131,130
Accrued interest	825,453	693,359
Other accrued expenses	3,423,816	2,890,483

	$6,243,813	$7,079,577

3PD HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

Note 7—Long-term debt

Long-term debt at December 31, 2012 and 2011 consists of:

	2012	2011
Senior term loan, payable in quarterly principal installments, bearing interest at LIBOR + an additional rate which varies between 5% and 6% (5.7% at December 31, 2012), expiring December 2015	$48,660,000	$56,220,000
Revolving line of credit, payable upon expiration, bearing interest at LIBOR + an additional rate which varies between 5% and 6% (5.7% at December 31, 2012) and unfunded fee of 0.5%, expiring December 2015	5,000,000	5,000,000
Senior subordinated term loan, payable upon expiration, bearing interest at 14.5% (12% paid quarterly in cash and 2.5% paid in kind), expiring June 2016	61,532,245	59,992,832
Senior subordinated additional term loan, payable upon expiration, bearing interest at 14.5% (12% paid quarterly in cash and 2.5% paid in kind), expiring and due June 2016	18,528,547	18,065,000
Mezzanine Facility, payable upon expiration, bearing interest at 17.00% (paid in kind) at December 31, 2012 and 2011, expiring and due December 2016	26,280,990	22,256,677
Unsecured promissory notes with maturity date at exit as defined in the promissory notes or July 2019	91,047	392,640

Total	160,092,829	161,927,149
Less: current maturities	(9,660,000)	(7,861,593)

Long-term debt	$150,432,829	$154,065,556

3PD HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

Note 7—Long-term debt (continued)

In May 2011, the Company entered into a $60 million senior term loan, a $10 million senior revolving credit facility and a $59 million senior subordinated term loan. The term loans and revolving credit line are from a new lending syndicate to refinance its existing credit facilities. The terms and outstanding balance of the Mezzanine Facility were amended concurrently with the refinancing, whereby a payment of $7.5 million was made and applied to the unpaid aggregate of $28 million.

In November 2011, in conjunction with the acquisition described in note 4, the Company entered into an additional senior subordinated term loan of $18 million.

As of December 31, 2012, the Company had $5 million available to borrow under the line of credit.

The outstanding senior term loan, senior revolving credit facility, senior subordinated term loans, and mezzanine facility are collateralized by all of the outstanding shares of stock and substantially all of the assets, including intangible assets, of the Company and its subsidiaries. In addition, the agreements contain certain restrictions and covenants that require the Company to maintain certain financial covenants such as fixed charge coverage and leverage ratios as defined in the agreements. The Company is also subject to certain restrictions on its expenditures, transfers of common stock, and banking activities, among others.

Contractual maturities of long-term debt over the next five years are as follows:

2013	$9,660,000
2014	11,340,000
2015	32,660,000
2016	106,432,829

Total	$160,092,829

Note 8—Interest rate swap

On June 1, 2011, the Company entered into an interest rate swap agreement in order to hedge the risk of variability of cash flows caused by changes in interest rates. The derivatives are held only for the purpose of hedging such risks, not for speculation. Any payments made or received under the swap agreements are recognized when due as an increase or decrease in interest expense.

Significant terms of the swap agreement are as follows:

Effective date:	June 14, 2011
Notional amount:	$30,000,000
Interest rate paid by the Company:	6.73250%
Interest rate earned by the Company:	1 month LIBOR plus 5%
Expiration date:	December 31, 2015

The fair value of the interest rate swap at December 31, 2012 and 2011 totaled ($179,521) and ($387,450), respectively, and is included in other liabilities in the accompanying consolidated balance sheets. The change in fair value, net of tax, for the interest rate swap for the years ended December 31, 2012 and 2011 totaled $130,470 and ($243,188), respectively. These amounts are included in the interest rate swap valuation within accumulated other comprehensive income in the accompanying consolidated statements of changes in stockholders’ equity. Swap interest expense, net of swap interest income, totaled $401,441 and $241,419 for the years ended December 31, 2012 and 2011, respectively.

3PD HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

Note 9—Stock option plan

The Company’s 2006 Stock Option Plan (the “Plan”) allows for the issuance of stock options to purchase up to 1,100,000 shares of the Company’s common stock. Effective 2011, the Board increased the number of shares reserved for issuance up to 1,163,156 shares of the Company’s common stock. Under the Plan, stock options may be granted to employees and directors of the Company with an exercise price on the date of grant that is no less than the fair market value of the Company’s common stock as defined in the Plan. The Company values its stock options at the time of grant using a Black-Scholes option pricing model and records that fair market value as compensation expense over the estimated vesting period of the stock option (the requisite service period).

Vesting for certain stock options granted to employees and directors is subject only to a specified service condition (or the passage of a specified period of time), while other options vest based upon the achievement of certain financial targets or internal rates of return for the Company’s shareholders. The Company recognizes compensation expense on options that vest based upon the achievement of performance conditions only when the achievement of such conditions is determined to be probable. All of the Company’s outstanding options issued prior to 2012 have limitations on exercisability such that options are exercisable only upon a change of control, a qualified public offering, or the passage of nine years as defined in the Plan. The 2012 modified options have the same limitations with the exception of the passage of 5 years as opposed to 9 years.

Certain options that vested based on performance conditions were modified, thus reducing the number of options previously granted. The performance conditions for these modified options were also changed in 2008. In 2011, the Company changed the remaining vesting period from 3 to 5.5 years. The weighted-average grant date fair value for options granted during the year ended December 31, 2011 was approximately $9.24. In 2012, the Company modified certain options from performance based vesting to service based vesting. The weighted-average grant date fair value for options modified during the year ended December 31, 2012 was approximately $8.43.

Service Vesting Share Options

Service vesting share options are generally granted with an exercise price equal to the fair value of the Company’s stock at the date of grant; those options generally vest over 4 to 9 years and have a 6 to 9 year contractual term.

The Company used the Black-Scholes formula to estimate the calculated value of its stock-based payments. The following assumptions were used for determining the fair value of options granted:

	2012	2011
Dividend yield	0%	0%
Expected volatility	55.46%	51%
Risk free interest rate	0.62%	2.02%
Expected life	4	5

Expected volatility was estimated using historical volatility of publicly traded companies in the Company’s peer group considering the industry, stage of life cycle, size, and financial leverage of the Company. The risk-free interest rates were determined based on the yield for U.S. Treasuries with a term corresponding to the expected life of the options. The expected life of the options was estimated based on the estimated vesting period of the option, estimated cancellations, and the contractual term of the option, including consideration of limitations on exercisability. The fair value of the Company’s stock price on the date of grant was determined by the Board of Directors in good faith considering market comparables for similarly situated companies.

3PD HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

Note 9—Stock option plan (continued)

A summary of service vesting share option activity under the Plan is presented below.

	Total Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding—December 31, 2010	340,373	$20.00
Granted	16,000	20.00
Cancelled	(16,000)	20.00

Outstanding—December 31, 2011	340,373	$20.00
Modified	144,790	20.00

Outstanding—December 31, 2012	485,163	$20.00	4.2

	Nonvested Shares	Weighted Average Fair Value
Nonvested—December 31, 2011	340,373	$7.03
Modified	144,790	8.43

Outstanding—December 31, 2012	485,163	$7.45

In 2010, there were no options issued, modified, exercised, or cancelled.

For the years ended December 31, 2012, 2011, and 2010, the Company recognized stock-based compensation expense related to the service vesting share option of approximately $304,000, $79,000, and $365,000, respectively. As of December 31, 2012, there was approximately $1,677,000 of total unrecognized compensation cost related to the service vesting share options granted under the Plan, which are vesting over a weighted average remaining estimated vesting period of 4.5 years.

Performance Vesting Share Options

Performance vesting share options are generally granted with an exercise price equal to the fair value of the Company’s stock at the date of grant; those options generally vest upon the achievement of the performance condition and have a 6 to 10 year contractual term.

3PD HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

Note 9—Stock option plan (continued)

A summary of performance vesting share option activity under the Plan is presented below.

	Total Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding—December 31, 2010	723,948	$20.00
Granted	361,975	20.00
Cancelled	(407,927)	20.00

Outstanding—December 31, 2011	677,996	20.00
Modified	(144,790)	20.00
Cancelled	(30,186)	20.00

Outstanding—December 31, 2012	503,020	$20.00	3.5

	Unvested Shares	Weighted Average Fair Value
Nonvested—December 31, 2011	677,996	$7.98
Modified	(144,790)	8.43
Cancelled	(30,186)	7.47

Nonvested—December 31, 2012	503,020	$7.86

In 2010, there were no options issued, modified, exercised, or cancelled.

No compensation expense was recorded related to the performance vesting share options since the vesting was not determined to be probable.

At December 31, 2012 and 2011, the Company has 59,908 warrants outstanding that were recognized as consideration paid in connection with an acquisition. The warrant, which carried an exercise price of $20 per share, was valued using the Black Scholes option pricing model using a risk-free interest rate of 4.46%, implied volatility of 35%, and an expected term of 10 years.

As of December 31, 2012 and 2011, one shareholder had a right to require the Company to repurchase 640,870 shares for an amount based on a financial metric. The put can only be exercised between January 31, 2017 and April 1, 2017. Approximately $8.2 million would be paid to the shareholder if the put were exercisable and exercised as of December 31, 2012. This amount would be paid in three equal annual installments. Management believes the value of the put is not material to the consolidated financial statements.

3PD HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

Note 10—Commitments and contingencies

Operating Leases

The Company occupies facilities at various locations under lease agreements that expire at various dates through 2018. Rent expense under these arrangements was approximately $4,939,000, $4,992,000, and $5,423,000 for the years ended December 31, 2012, 2011, and 2010, respectively.

Future minimum annual rental commitments for these arrangements at December 31, 2012 are as follows:

2013	$4,200,150
2014	3,188,350
2015	1,996,690
2016	1,551,410
2017	1,342,480
Thereafter	66,240

Total	$12,345,320

Legal

In 2010, the Company settled three class action lawsuits filed between 2005 and 2008 that generally claim the Company’s owner operators should be reclassified and treated as employees, rather than independent contractors. The three lawsuits were settled for an approximate total of $4,875,000, approximately $4,450,000 was paid with the remaining $425,000 accrued as of December 31, 2011 and was paid in 2012.

The Company has received notice of other claims and is involved in other litigation arising in the ordinary course of business. In the opinion of management upon consultation with legal counsel, the ultimate resolution and disposition of these other matters will not have a material adverse effect on the financial position or results of operations of the Company. However, were an unfavorable ruling to occur, there exists the possibility of a material adverse effect on the Company’s financial position and results of operations.

Other

Management has entered into an agreement with one shareholder to provide a contingent payment of $400,000 if an exit does not occur by November 30, 2015 and additional payments of $300,000 and $200,000 if the exit does not occur by November 30, 2016 and January 15, 2017, respectively. These payments have not been recorded in the consolidated financial statements as the contingency is considered remote.

3PD HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

Note 11—Income taxes

The benefit from (provision for) income taxes consists of the following:

	2012	2011	2010
Current
Federal	$—	$(33,196)	$224,268
State	56,009	(735,981)	(709,705)
Foreign	(359,561)	(29,151)	(275,508)

	(303,552)	(798,328)	(760,945)

Deferred
Federal	2,337,189	2,788,910	3,969,658
State	220,869	890,653	394,670
Foreign	772,200	(80,154)	(292,728)

	3,330,258	3,599,409	4,071,600

	$3,026,706	$2,801,081	$3,310,655

Income tax expense (benefit) differed from the amounts computed by applying the statutory U.S. federal income tax rate of 34% to net loss before provision for income taxes primarily due to foreign dividends and acquisition costs.

Management believes it is more likely than not the deferred tax assets will be fully realized, and has not established a valuation allowance at December 31, 2012 and 2011.

The Company’s deferred tax assets and liabilities as of December 31, 2012 and 2011 are as follows:

	2012	2011
Deferred tax assets
Accrued expenses	$166,415	$342,187
Provision for doubtful accounts	5,316	5,558
Stock-based compensation	667,070	638,292
Deferred revenue	2,246	5,101
Non-deductible reserve	69,671	69,671
Net operating loss	6,148,115	4,749,919
Foreign tax credit	—	857,211
Other	347,288	390,852

	7,406,121	7,058,791

Deferred tax liabilities
Amortization	(30,759,203)	(39,774,070)
Depreciation	(1,365,377)	(1,167,564)
Prepaid expenses	(352,846)	(249,985)
Unremitted foreign earnings	—	(772,200)
Other	(135,274)	(70,716)

	(32,612,700)	(42,034,535)

Net deferred tax liabilities	$(25,206,579)	$(34,975,744)

3PD HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

Note 11—Income taxes (continued)

For the years ended December 31, 2012, 2011, and 2010, the Company had net operating loss carry forwards for federal income tax purposes of approximately $16,724,000, $12,625,000, and $5,249,000, respectively. These net operating loss carry forwards expire in varying amounts beginning in the year 2028.

Note 12—Employee benefit plan

The Company maintains a 401(k) retirement plan for its employees. Eligible employees may make contributions to the plan up to maximum limits prescribed under the Internal Revenue Code and Regulations. In accordance with the terms of the plan, the Company contributed approximately $57,000, $51,000, and $48,000 to the plan in 2012, 2011, and 2010, respectively.

Note 13—Other comprehensive income (loss)

The accumulated balances, net of income tax, related to each component of other comprehensive income (loss) were as follows:

	Foreign Currency Translation	Interest Rate Swap	Accumulated Other Comprehensive Income (Loss)
Beginning balance—January 1, 2010	$29,789	$—	$29,789
Other comprehensive income (loss)	77,813	—	77,813

Ending balance—December 31, 2010	107,602	—	107,602
Other comprehensive income (loss)	10,277	(243,188)	(232,911)

Ending balance—December 31, 2011	117,879	(243,188)	(125,309)
Other comprehensive income (loss)	(120,440)	130,470	10,030

Ending balance—December 31, 2012	$(2,561)	$(112,718)	$(115,279)

Note 14—Related party transactions

The Company has management agreements with certain shareholders and incurred a total of $834,000 in management fees for each of the years ended December 31, 2012, 2011, and 2010.

The Company leases a building in Marietta, Georgia. The lessor was related through common ownership until the lessor sold the building in 2012. The base rent paid for the years ended December 31, 2012, 2011, and 2010 while under common ownership was approximately $324,000, $630,000 and $630,000, respectively.

Note 15—Subsequent events

The Company has evaluated subsequent events through August 2, 2013, the date the consolidated financial statements were available to be issued.

On July 12, 2013, XPO Logistics, Inc. (“XPO”) entered into a stock purchase agreement to acquire all the common stock of 3PD Holding in a transaction valued at approximately $365 million, payable in cash, deferred payments (including an escrow), $8 million of restricted shares of the XPO’s common stock, and the payoff of certain indebtedness. The closing of the transaction contemplated in the stock purchase agreement is subject to

3PD HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011, AND 2010

Note 15—Subsequent events (continued)

customary closing conditions, including Hart-Scott-Rodino clearance. The stock purchase agreement includes customary representations, warranties and covenants. Subject to certain limitations, each party has agreed to indemnify the other for breaches of representations, warranties and covenants and other matters. The transactions contemplated by the stock purchase agreement are not subject to any financing condition. The stock purchase agreement contains certain termination rights for both XPO and the sellers and provides that if XPO fails to close the transaction after all of its conditions to close have been satisfied or waived, XPO may be required to pay 3PD Holding a termination fee in the amount of $18 million.

In June 2013, the Company accrued $2,795,000 based on a matter with a vendor that would result in the Company funding a shortage in third party funds held by the vendor due to the contractual relationship with third parties and the Company.